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NewsRelease

Rex D. Geveden to Succeed James M. Link as
President of Teledyne Brown Engineering
THOUSAND OAKS, Calif. — July 11, 2007 — Teledyne Technologies Incorporated (NYSE: TDY) announced today that Rex D. Geveden will join Teledyne Brown Engineering, Inc., in Huntsville, Alabama, as President effective August 1, 2007.
Geveden currently serves as the Associate Administrator of the National Aeronautics and Space Administration (NASA) where he functions as the agency’s chief operating officer. In this position, he has direct oversight of all NASA’s programs and field centers and works directly with the Administrator to develop strategy and policy.
In his previous capacity as the NASA Chief Engineer, Geveden led the independent technical authority and held agency responsibility for engineering policy, assessment, and development. Before moving to NASA Headquarters in 2004, he was Deputy Director of NASA’s Marshall Space Flight Center in Huntsville, Alabama.
Geveden succeeds James M. Link who will become Special Advisor to the Chairman, President and Chief Executive Officer of Teledyne Technologies until his planned retirement in January 2008. Link has successfully led Teledyne Brown since July 2001 following a distinguished 33 year career with the U.S. Army.
“I want to first thank Jim for his leadership of Teledyne Brown Engineering,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies. “This change is a natural evolution for Teledyne Brown. Rex will inherit a deep leadership team that is committed to operational excellence and customer satisfaction.
“Throughout his distinguished career, Rex has demonstrated exceptional technical and leadership skills. He has a proven track record of leading government-industry collaborations to successfully execute some of the most challenging technological efforts in the world. At Teledyne, Rex will assume the leading role in integrating and leveraging the capabilities of our electronics and scientific instruments businesses with the systems engineering expertise of Teledyne Brown Engineering.”
Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the

United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

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